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2002-2009

Mercury Computer Systems, Inc.

MERCURY COMPUTER SYSTEMS, INC.

2009 STOCK OPTION EXCHANGE PROGRAM

This web page contains documents that will provide eligible Mercury Associates with information about the Mercury Computer Systems, Inc. (“Mercury”) 2009 Stock Option Exchange Program (the “Exchange Program”).

The first document is the actual Offer to Exchange, including its Appendices.

Appendix A contains information about the Directors and Executive Officers of Mercury.

Appendix B contains an Election to Participate and attached instructions.

Appendix C contains a Notice of Withdrawal and attached instructions.

The second document is Schedule TO (Tender Offer), which Mercury has filed with the U.S. Securities and Exchange Commission in connection with the Exchange Program.

The third document contains instructions for activating and using E*Trade brokerage accounts.

If you have any questions about the Exchange Program, please send your questions to MCSStockOptionExchange@mc.com.